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                                                                     EXHIBIT 5.1

                                 June 28, 1999

The 3DO Company
600 Galveston Drive
Redwood City, CA 94063

    RE: REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

    I have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about June 28, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 6,900,000 shares of Common Stock registered pursuant to the Registration Statement (the "Shares"), none of which are presently issued and outstanding.

    The Shares are to be sold as described in the Registration Statement. I have examined the proceedings taken and proposed to be taken in connection with said sale and issuance of the Shares.

    It is my opinion that the up to 6,900,000 shares of Common Stock to be issued and sold by the Company, when issued and sold in accordance in the manner referred to in the relevant Prospectus associated with the Registration Statement, will be validly issued, fully paid and nonassessable.

    I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectuses constituting a part thereof, and any amendment thereto.

                                          Sincerely,

                                          /s/ JAMES ALAN
                                          COOK
                                          --------------------
                                          James Alan Cook
                                          EXECUTIVE VICE
                                          PRESIDENT,
                                          GENERAL COUNSEL AND
                                          SECRETARY